Exhibit 99.1
Daktronics, Inc. Announces 2023 Fiscal Second Quarter Results, Details Liquidity Enhancement Program
Brookings, S.D., December 12, 2022 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported results for fiscal 2023 second quarter which ended October 29, 2022 and provided details on the initiatives underway to improve liquidity and cash generation as the company emerges from pandemic-related conditions that led to historic inventory buildup.

Q2 FY2023 financial highlights:
•Net sales of $187.4 million, a 14.0 percent and 9.0 percent increase from the second quarter of fiscal 2022 and the first quarter of fiscal 2023, respectively
•Orders(1) of $182.8 million, a 11.7 percent increase from the second quarter of fiscal 2022
•Product order backlog remains at historically high levels of $463.1 million(1)
•Operating income of $1.5 million and net loss in large part due to a $13.0 million non-cash deferred tax asset valuation adjustment

Reece Kurtenbach, chairman, president, and chief executive officer stated, "We achieved sales increases even though our capacity was constrained due to significant and unusual part shortages, a challenging labor environment, operating disruptions from COVID-19 related absences, and the first quarter COVID-19 mandated shutdown of our Shanghai production facilities. I am proud of our team's ability to increase our sales output during the second quarter and through the first half of the year under these conditions.

"The unprecedented and persistent supply chain conditions caused lower gross profits through fulfillment as well as higher costs for materials, labor, and freight that were not all able to be passed on to our customers. We made the strategic decision to keep delivery windows for our customers as close as possible to the originally committed date as supply chain and manufacturing constraints would allow, even though this sometimes added additional costs to fulfill projects. To address supply chain volatility, we aggressively secured inventory to fulfill orders for our customers, consuming cash while increasing predictability of operations. We did all this because Daktronics has distinguished itself for 54 years by meeting our customer commitments on delivery dates, product quality and customer support. Our people displayed enormous strength, adaptability, and resiliency over the past year and a half to maintain that reputation, securing supplies of critical components and responding to customers when demand came rushing back.

"In order to increase financial flexibility in support of the strategic decision to buy and build component inventory to fulfill the record backlog level, on October 31, 2022, we amended our credit facility to temporarily increase the commitment by $10.0 million to $45.0 million until January 31, 2023 at which time the facility returns to $35.0 million with a maturity date of April 29, 2025. However, because of the short-term nature of the increase, and because we cannot be certain that we will not experience significant future disruptions or need additional liquidity beyond our current sources to fund inventory levels, operations, and capital expenditures, it was concluded during the preparation of our quarterly financials, according to the accounting principles generally accepted in the United States of America, these conditions ‘raise substantial doubt about our ability to continue as a going concern’. This conclusion then required a recording of a valuation allowance for uncertainty in recoverability of our net deferred tax assets and current year tax benefit, resulting in us recording a $14.8 million non-cash charge for income taxes in the quarter, of which $13.0 million was to reverse previously recorded deferred tax assets."

Cash, restricted cash and marketable securities at the end of the fiscal 2023 second quarter totaled $7.7 million, which compares to $61.6 million at the end of the fiscal 2022 second quarter and $22.0 million at the end of fiscal 2022. We had $26.4 million drawn on the line of credit as of the end of the second quarter of fiscal 2023, compared to no advances as of
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022.

the end of the second quarter of fiscal 2022 or the end of fiscal 2022. During fiscal 2023, cash was used for strategic growth in inventory stocking to add stability in our production, growth in accounts receivable due to increased business, and capital investments to increase manufacturing capacity. Purchases of property and equipment totaled $16.2 million in the first six months of fiscal 2023 compared to $4.5 million in the first six months of fiscal 2022. Our bank has amended the credit agreement to exclude from the covenant calculations the impact of the $13.0 million income tax expense related to establishing a valuation allowance for our net deferred tax assets. As a result, there was no covenant violation at October 29, 2022.

Liquidity Enhancement Program
Kurtenbach continued, “Our business continues to adapt and recover from the enduring implications of the pandemic. Supply chain disruptions have started to ease and we expect our inventory levels to peak in the third quarter and begin to decline to more normalized levels as order backlog is fulfilled and we reduce purchases. Our teams are focused on improving our cash flow and enhancing our liquidity, which includes:

1.Cash generation focus through proactively completing and fulfilling orders in our $463.1 million backlog, through:
a.Productivity improvements from previous investments in factory capacity expansion and capital equipment and hiring only critical production and service personnel to increase output
b.Operating margin improvement through pricing actions, product mix adjustments, and prudent management of operating expenses
c.Re-engineering designs for supply chain resiliency
d.'Normalizing’ inventory levels as supply chain challenges continue to ease
2.Aggressive management of working capital
3.Concentrating capital investments on maximizing asset returns
4.Obtaining additional sources of liquidity, with the consent of our lead banking partner.

"In our 54 year history, we have not been faced with the perfect storm that the last two years represent beginning with the immediate implications of the economy shutting down in the spring of 2020, followed by the sudden rebound in activity while supply chains were delayed, snarled and often closed. These times have stressed our liquidity beyond levels that we have ever seen, and our financial resources have not been sufficiently flexible. Our immediate priority is to restore our balance sheet to historical levels of liquidity. We are pursuing avenues to strengthen our financing flexibility by adding liquidity and diversifying our funding sources. Additionally, since last year at this time, we have successfully increased prices and have focused our selling and fulfillment resources on the most profitable opportunities and turning away price-driven business. We have taken steps with the specific goal of improving profitability and cash flow over the coming quarters and beyond as our backlog increasingly contains orders booked using current pricing methodologies.

He added, “We continue to improve the stability and consistency in our operations to provide increased production and output during these dynamic times of volatile supply chain and tight labor market conditions. These actions include carefully matching our production schedules, inventory, and labor to demand fulfillment. Our completed and planned capital investments will also increase our capacity as we enhance our automation capabilities. As supply chains continue to ease, we are further conserving cash by reducing inventory purchases and lowering inventory levels. We are prudently managing operating costs. We will continue to actively monitor market and supply conditions, adjusting pricing and operations accordingly."

Second Quarter and Year to Date Results
Orders for the second quarter of fiscal 2023 increased 11.7 percent as compared to the second quarter of fiscal 2022 and increased by 2.2 percent on a year to date basis. Order increases for the year were driven by Live Events bookings for replacements and upgrades. These increases were offset by order volume declines in other areas primarily as these areas are normalizing levels after a record number of orders in fiscal 2022 driven from pent up demand after COVID-19. Orders softened in International due to weakening economic outlook relating to geopolitical events and currency headwinds.

Net sales for the second quarter of fiscal 2023 increased by 14.0 percent as compared to the second quarter of fiscal 2022 and by 16.2 percent on a year to date basis. Sales growth was driven by fulfilling orders in backlog even while we experienced multiple material supply chain disruptions and labor shortages. Supply chain disruptions are creating an increase in lead times by extending the timing of converting orders to sales. This coupled with strong demand has contributed to a larger than typical backlog and inventory levels.

(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022.

Gross profit as a percentage of net sales was 16.9 percent for the second quarter of fiscal 2023 as compared to 19.6 percent a year earlier and 16.0 percent for the six months ended October 29, 2022 as compared to 20.8 percent for the same fiscal six months. This comparative decline in gross profit percentage was caused by inflation in materials, freight, and personnel related costs. In addition, extraordinary supply chain disruptions created intermittent work stoppages and factory inefficiencies, adding additional costs to meet customer commitments. These conditions are beginning to abate. Prices were increased in late calendar 2022 and throughout 2023; these price changes are just beginning to be realized through sales as we work through backlog without price changes. We expect sales price changes to be realized through the remaining 2023 fiscal year.

Operating expenses increased 8.2 percent to $30.2 million in the second quarter of fiscal 2023 as compared to $27.9 million for the second quarter of fiscal 2022, and increased 13.0 percent to $61.5 million for the six months ended October 29, 2022 as compared to $54.4 million for the first six months of fiscal 2022. The year to date increases were primarily due to personnel related expenses, convention and travel related expenses, and approximately $1.0 million for professional fees related to shareholder engagement.

Operating margin for the second quarter of fiscal 2023 was a positive 0.8 percent, compared to a positive 2.7 percent for the second quarter of fiscal 2022 and a negative 1.1 percent for the six months ended October 29, 2022 as compared to positive 3.2 percent for the first six months of fiscal 2022.

The $14.0 million tax expense for the second quarter of fiscal 2023 was primarily a result of a $13.0 million valuation allowance against our net deferred tax assets and the reversal of tax benefits recognized in the first fiscal quarter as a result of our going concern assessment.

In light of the substantial doubt in our ability to continue as a going concern and our related evaluation of the income tax implications of reaching this conclusion, we expect to conclude that the Company's disclosure controls and procedures and internal control over financial reporting were not effective as a result of material weaknesses. Our going concern policy did not contemplate evaluating the income tax implications of reaching a substantial doubt going concern conclusion. In addition, the material weaknesses relate to the untimely internal communication to support the functioning of internal controls and the resulting accounting for income taxes. The Company continues to evaluate its disclosure controls and procedures and internal controls over financial reporting, and its ultimate conclusions on these topics may differ from what the Company currently anticipates.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2022 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022.

Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales	$187,439	$164,477	$359,359	$309,209
Cost of sales	155,735	132,213	301,861	244,757
Gross profit	31,704	32,264	57,498	64,452

Operating expenses:
Selling	14,525	12,482	28,958	24,277
General and administrative	8,687	8,201	18,128	15,772
Product design and development	6,966	7,196	14,405	14,358
	30,178	27,879	61,491	54,407
Operating income (loss)	1,526	4,385	(3,993)	10,045

Nonoperating (expense) income:
Interest (expense) income, net	(263)	(59)	(323)	78
Other expense, net	(208)	(952)	(955)	(1,820)

Income (loss) before income taxes	1,055	3,374	(5,271)	8,303
Income tax expense	14,039	1,000	13,039	2,244
Net (loss) income	$(12,984)	$2,374	$(18,310)	$6,059

Weighted average shares outstanding:
Basic	45,317	45,350	45,258	45,271
Diluted	45,317	45,499	45,258	45,490

Earnings (loss) per share:
Basic	$(0.29)	$0.05	$(0.40)	$0.13
Diluted	$(0.29)	$0.05	$(0.40)	$0.13

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 29, 2022	April 30, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,431	$17,143
Restricted cash	712	865
Marketable securities	525	4,020
Accounts receivable, net	114,720	101,099
Inventories	167,892	134,392
Contract assets	39,330	41,687
Current maturities of long-term receivables	1,744	2,798
Prepaid expenses and other current assets	11,063	14,963
Income tax receivables	3,215	603
Total current assets	345,632	317,570

Property and equipment, net	74,271	66,765
Long-term receivables, less current maturities	734	1,490
Goodwill	7,637	7,927
Intangibles, net	1,253	1,472
Investment in affiliates and other assets	34,341	32,321
Deferred income taxes	—	13,331
TOTAL ASSETS	$463,868	$440,876

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	October 29, 2022	April 30, 2022
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$86,705	$76,313
Contract liabilities	90,403	90,393
Accrued expenses	38,169	34,959
Warranty obligations	11,320	11,621
Income taxes payable	455	408
Total current liabilities	227,052	213,694

Long-term warranty obligations	18,434	17,257
Long-term contract liabilities	12,303	10,998
Other long-term obligations	7,131	7,076
Line of Credit	26,418	—
Deferred income taxes	—	287
Total long-term liabilities	64,286	35,618

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50,000 shares; no shares issued and outstanding	—	—
Common Stock, no par value, authorized 115,000,000 shares; 47,158,442 and 46,733,544 shares issued at October 29, 2022 and April 30, 2022, respectively	62,388	61,794
Additional paid-in capital	49,217	48,372
Retained earnings	78,298	96,608
Treasury Stock, at cost, 1,907,445 shares at October 29, 2022 and April 30, 2022, respectively	(10,285)	(10,285)
Accumulated other comprehensive loss	(7,088)	(4,925)
TOTAL SHAREHOLDERS' EQUITY	172,530	191,564
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$463,868	$440,876

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	October 29, 2022	October 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(18,310)	$6,059
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	8,225	7,789
Gain on sale of property, equipment and other assets	(412)	(676)
Share-based compensation	985	1,012
Equity in loss of affiliates	1,701	1,565
Provision for doubtful accounts, net of recovery	573	(588)
Deferred income taxes, net	13,037	(41)
Change in operating assets and liabilities	(27,737)	(23,654)
Net cash (used in) operating activities	(21,938)	(8,534)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16,237)	(4,507)
Proceeds from sales of property, equipment and other assets	432	760
Proceeds from sales or maturities of marketable securities	3,495	—
Purchases of equity and loans to equity investees	(2,882)	(6,129)
Net cash (used in) investing activities	(15,192)	(9,876)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	190,608	—
Payments on notes payable	(164,190)	—
Principal payments on long-term obligations	—	(200)
Proceed from exercise of stock options	—	3
Tax payments related to RSU issuances	(140)	(199)
Net cash provided by (used in) financing activities	26,278	(396)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(13)	8
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(10,865)	(18,798)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	18,008	80,402
End of period	$7,143	$61,604

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Six Months Ended
(in thousands)	October 29, 2022	October 30, 2021	Dollar Change	Percent Change	October 29, 2022	October 30, 2021	Dollar Change	Percent Change
Net Sales:
Commercial	$37,047	$34,463	$2,584	7.5%	$77,165	$67,244	$9,921	14.8%
Live Events	69,239	59,396	9,843	16.6	125,622	111,783	13,839	12.4
High School Park and Recreation	42,006	32,747	9,259	28.3	77,815	60,641	17,174	28.3
Transportation	16,679	14,053	2,626	18.7	36,219	26,611	9,608	36.1
International	22,468	23,818	(1,350)	(5.7)	42,538	42,930	(392)	(0.9)
	$187,439	$164,477	$22,962	14.0%	$359,359	$309,209	$50,150	16.2%
Orders: (1)
Commercial	$42,711	$58,358	$(15,647)	(26.8)%	$90,389	$96,687	$(6,298)	(6.5)%
Live Events	80,999	40,501	40,498	100.0	132,752	90,187	42,565	47.2
High School Park and Recreation	31,898	25,651	6,247	24.4	69,477	71,362	(1,885)	(2.6)
Transportation	16,583	14,699	1,884	12.8	32,287	36,044	(3,757)	(10.4)
International	10,616	24,498	(13,882)	(56.7)	28,125	51,173	(23,048)	(45.0)
	$182,807	$163,707	$19,100	11.7%	$353,030	$345,453	$7,577	2.2%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Six Months Ended
	October 29, 2022	October 30, 2021
Net cash (used in) operating activities	$(21,938)	$(8,534)
Purchases of property and equipment	(16,237)	(4,507)
Proceeds from sales of property and equipment	432	760
Free cash flow	$(37,743)	$(12,281)
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.